COMPANIES (JERSEY) LAW 1991 (the "Law")

MEMORANDUM OF ASSOCIATION

OF

TIG MIDCO LIMITED

(the "**Company**")

a par value limited company

1. INTERPRETATION

Words and expressions contained in this Memorandum of Association have the same meanings as in the Law.

2. COMPANY NAME

The name of the Company is **TIG MidCo Limited**.

3. TYPE OF COMPANY

3.1 The Company is a private company.

3.2 The Company is a par value company.

4. NUMBER OF SHARES

The share capital of the Company is **£10,000.00** divided into **1,000,000** shares of **£0.01** each.

5. LIABILITY OF MEMBERS

The liability of a member arising from the holding of a share in the Company is limited to the amount (if any) unpaid on it.

We, the persons whose names and addresses are hereunto subscribed, desire to be formed into a company in pursuance of this Memorandum of Association, and we respectively agree to take the number of shares in the Company set out opposite our respective names.

Name and Address of Subscriber	**Signature of Subscriber**	**Number of limited shares taken by Subscriber at £0.01 each**
Carey Olsen Nominees Jersey Limited 47 Esplanade St Helier Jersey JE1 0BD	.... Michael George Jeffrey Director	1

WITNESS to the above signatories:

....

Tina Irma Galluzzi
47 Esplanade
St Helier
Jersey
JE1 0BD